Exhibit 99.1



        EPL               News Release        Energy Partners, Ltd.
ENERGY PARTNERS, LTD.                         201 St. Charles Avenue, Suite 3400
                                              New Orleans, Louisiana 70170
                                              (504) 569-1875
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For Immediate Release To:                         For Information Contact:
Analysts, Financial Community, Media              Al Petrie (504) 799-1953
                                                  Charles Meade (504) 799-4814
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                 EPL Names Phillip Gobe Chief Operating Officer


New Orleans, Louisiana, October 20, 2004...Energy Partners, Ltd. ("EPL") (NYSE:EPL) announced today that Phillip A. Gobe will join EPL on December 6, 2004 as Chief Operating Officer. Mr. Gobe will oversee all aspects of EPL's operations, including exploration, drilling and production, and will report directly to Richard A. Bachmann, EPL's Chairman, President and CEO.

Phillip Gobe has over 28 years of energy industry experience and was most recently with Nuevo Energy Company as Chief Operating Officer from February 2001 until its acquisition by Plains Exploration & Production Company (NYSE:PXP) in May 2004. Mr. Gobe's primary responsibilities were managing Nuevo's domestic and international exploitation and exploration operations. Prior to his position with Nuevo, Mr. Gobe had been the Senior Vice President of Production for Vastar Resources, Inc. since 1997. From 1976 to 1997, Mr. Gobe worked for Atlantic Richfield Company and its subsidiaries in positions of increasing responsibility, primarily in the Gulf of Mexico and Alaska.

Mr. Gobe is a graduate of the University of Texas at Austin and holds an M.B.A. from the University of Southwestern Louisiana. He is a member of the Society of Petroleum Engineers. He and his wife plan to reside in New Orleans, Louisiana, EPL's headquarters.

Mr. Bachmann commented, "Phillip Gobe brings significant breadth and depth of experience to EPL and is an excellent addition to our management team. Phillips's 28 years of relevant experience "kicks it up a notch" for EPL. Our Board of Directors joins me in enthusiastically welcoming Phillip to EPL. We expect that Phillip's expertise and guidance will help EPL continue the great success we have had in growing the Company well into the future."

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.



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Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form
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10-K for fiscal year ended December 31, 2003 filed with the Securities and
Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.
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